EXHIBIT 10.5

LCI SHIPHOLD1NGS, INC.

11 North Water Street, Suite 18290
Mobile, Alabama 36602

January 13, 2016

Citizens Asset Finance, Inc.

71 South Wacker Drive, 29th Floor

Mailstop 1H2935

Chicago, Illinois 60606

Attn: Mr. John Pors

Re:Certain requests under that certain Loan Agreement

dated as of August 25, 2014, as amended, for the vessel GREEN DALE

Dear Sirs:

Reference is made to that certain Loan Agreement, dated as of August 25, 2014 (as the same has been amended from time to time, the "Loan Agreement"), by and between LCI Shipholdings, Inc., as borrower, International Shipholding Corporation, as guarantor, and Citizens Asset Finance, Inc. (f/k/a RBS Asset Finance, Inc.), as lender. Reference is also made to that certain Limited Waiver Agreement, dated as of November 13, 2015, by and among Borrower, Guarantor and Lender (the "Limited Waiver Agreement"). Capitalized terms used herein shall have the meanings provided to them in the Loan Agreement and the Limited Waiver Agreement.

In connection with the most recent information provided by Guarantor to Lender regarding the implementation of Guarantor's 2015 Restructuring Plan, outlined in Schedule A to the Limited Waiver Agreement, Borrower hereby requests that Lender consent to the following:

1.The amendment of the 2015 Restructuring Plan, as set forth in Schedule A to the

Limited Waiver Agreement, as follows:

a. By substituting the sale of certain of the assets/operations of CC Railway, Inc. (but not including the railferry vessels), which sale shall occur by February 28, 2016, in lieu of both (i) the sale of the assets or stock of NWT addressed in Section 5 of Schedule A and (ii) the sale of the PTFI/MPV Notes, which were described as the "Indonesian Assets" and included among the "Other Designated Assets" in Section 6 of Schedule A to the Limited Waiver Agreement.

b. By permitting Guarantor to sell either the assets or the stock/membership interests of Frascati Shops, Inc. and Tower, LLC (collectively, "FSI"), instead of just the assets of those companies as currently permitted in Section 3 of Schedule A to the Limited. Waiver Agreement, and extending the date by which such sales shall occur until February 28, 2016 (from December 22, 2015, as currently provided). The Net Cash

Citizens Asset Finance, Inc.

January 13, 2016

Proceeds to be realized from the sale of the assets or the stock/membership interests of FSI shall also be increased from not less than $4,500,000 to not less than $5,000,000 in the aggregate, but all such Net Cash Proceeds may continue to be paid directly to the Collateral Agent and applied to prepay SCA Term Loan A in inverse order of maturities.

c.By permitting Guarantor or one of its subsidiaries to transfer Guarantor's minority equity interests (which equity interests are held by Bulk Shipholding, Inc., a subsidiary of Guarantor) in Oslo Bulk Shipping AS and Oslo Bulk Holding Pte. (the "Oslo Bulk Minority Interests") in exchange for one (1) mini bulker cargo vessel, which will be sold, on credit, to an Indonesian entity for employment under that entity's contract with PTFI and who will pay one or more of Guarantor's subsidiaries approximately $2.2 million per year in vessel management fees and annual. debt service with respect to the credit sale. The Oslo Bulk Minority Interests were included among the "Other Designated Assets" of Section 6 of Schedule A to the Limited Waiver Agreement. Because the Oslo Bulk Minority Interests will not be sold, clause (iii) of Section 6(b) of Schedule A, which permitted the Guarantor and its subsidiaries to retain up to $5 million from the proceeds of such sale as "Capital Reserve Amounts," is deleted.

2.By extending the deadline for the sale of the vessel NAIDA RAMIL addressed in

Section 2 of Schedule A from January 15, 2016 until February 28, 2016. No changes to the minimum Net Cash Proceeds required for the sale or to the permissible disposition of those funds is requested,

[Signature Page Follows]

Citizens Asset Finance, Inc.

January 13, 2016

Please indicate your agreement to the foregoing by signing this letter agreement where indicated below. If you have any questions, please feel free to contact the undersigned.

Sincerely yours,

LCI SHIPHOLDINGS, INC.

By: /s/ David B. Drake

Name: David B. Drake

Title: Vice President – Treasurer

Acknowledged and agreed to

this 13th day of January, 2016

Citizens Asset Finance, Inc.

By: /s/ Janet Melancon

Name: Janet Melancon

Title: Vice President